                            GARDNER, CARTON & DOUGLAS
                            Suite 3300 - Quaker Tower
                             321 North Clark Street
                           Chicago Illinois 60610-4795
                                 (312)644-3000
                           Telecopier:  (312)644-3381

                                 April 20, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Prudential Mid-Cap Value Fund
          Indefinite Number of Shares of Beneficial Interest,
          $.001 par value per share

Ladies and Gentlemen:

     As counsel for Prudential Mid-Cap Value Fund, a Delaware business trust (the "Fund"), we have examined the proceedings taken and being taken for the registration by the Fund on Form N-1A of an indefinite number of shares of beneficial interest, $.001 par value per share.

     We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of beneficial interest will be, if and when issued by the Fund in the manner and upon the terms set forth in said Form N-1A, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A, as it may be amended.

                                                  Very truly yours,

                                                  /s/ Gardner, Carton & Douglas